VITROTECH CORPORATION ANNOUNCES
                    ESTABLISHMENT OF LINE OF CREDIT FACILITY

SANTA ANA, California, September 30, 2004 -- VitroTech Corporation (OTC Bulletin
Board: VROT - News) today announced the execution of a letter of intent with 1568931 Ontario Ltd to establish a $3 million secured revolving line of credit facility.

Pursuant to the terms of the letter of intent, the lender provided an initial advance under the credit facility of $850,000. Additional advances under the facility are available based on eligible receivables and are contingent upon receipt by VitroTech of additional equity and execution of definitive documents reflecting the provisions set out in the letter of intent. The facility has a term of 12 months. The lender, at its option, may convert any amounts advanced under the facility into common stock of VitroTech. In conjunction with the establishment of the facility, VitroTech agreed to pay a commitment fee and certain expenses of the lender and agreed to issue to the lender warrants to purchase VitroTech common stock. Pursuant to the letter of intent, the credit facility is to be secured by the assets of VitroTech as well as a pledge of minerals by various affiliated mining companies. Additionally, under the letter of intent, the related mining companies and another related company that previously transferred technology to VitroTech agreed to modify existing agreements with VitroTech to reduce the aggregate payments to those entities to not more than 15% of VitroTech sales, to substantially reduce minimum purchase requirements and to waive certain existing defaults.

VitroTech interim CEO, Glenn Easterbrook, stated, "We are gratified by the commitment by our lender to make the credit facility available and their belief in VitroTech. We believe that this is the first step in securing the funding needed to support our operations moving forward."

About VitroTech Corporation

VitroTech Corporation is a materials technology and research company, headquartered in Santa Ana, California, with rights to purchase, process and sell approximately 35 billion pounds of rare amorphous aluminosilicate deposits which are used to produce its primary products, Vitrolite(R) and Vitrocote(R). These products enhance both the physical qualities and production of plastics, paint/coatings, and a variety of other market segments (www.vitrotechcorp.com).

Forward-Looking Statements

This news release contains forward-looking statements, which are based on current operations, plans and expectations. Such statements include, but are not limited to, the company's ability to agree and enter into definitive documents relating to the credit facility, the ability to satisfy the conditions to additional borrowings under the facility, including the ability to secure additional equity financing or the availability of sufficient eligible accounts receivable to support future borrowings, and our ability to secure sufficient financing to support operations. Actual results may differ materially from these statements due to risks and uncertainties beyond the company's control.

For further information regarding risks and uncertainties associated with VitroTech's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors That May Affect Future Results" sections of VitroTech's SEC filings, including, but not limited to, its annual report on Form 10-KSB and quarterly reports on Form 10-QSB.

All information in this release is as of September 30, 2004. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

For further information please contact: Walt Carlson of VitroTech Corporation, +1-714-708-4700